Exhibit 99.1

NEWS

For immediate release

AAR REPORTS FIRST QUARTER FISCAL YEAR 2013 RESULTS AND

 UPDATES FULL YEAR GUIDANCE

•            First quarter sales of $550.5 million, up 13% year-over-year

•            Diluted earnings per share of $0.45

•            Cash flow from operations of $33 million

WOOD DALE, ILLINOIS (September 19, 2012) — AAR (NYSE: AIR) today reported first quarter fiscal year 2013 consolidated sales of $550.5 million and net income of $18.2 million, or $0.45 per diluted share.  For the first quarter of the prior fiscal year, the Company reported sales of $485.5 million and net income of $16.6 million, or $0.41 per diluted share. Last year’s first quarter sales included $33.3 million from the sale of two aircraft from the Company’s aircraft portfolio. There were no aircraft sales in the first quarter of the current fiscal year.

For the first quarter, sales to commercial customers represented 57% of consolidated sales.  Excluding the aircraft sales above, commercial sales increased 43% over the prior year’s first quarter and grew 13% on an organic basis driven by market share gains in the Company’s commercial aviation services businesses. The balance of the sales growth was from the fiscal 2012 acquisitions. Sales to government and defense customers represented 43% of consolidated sales and increased 1% from the first quarter of last year.

“Our first quarter results were strong, highlighted by market share gains in commercial aviation services, results from our recent acquisitions and improved performance at our airlift operation,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.

Consolidated gross profit margin was 16.4% for the first quarter compared to 15.6% last year. Margins improved over the prior year in the Structures and Systems segment primarily due to improved product mix resulting from the acquisitions.  The MRO segment’s margins improved due to increased billable hours and operational efficiencies.  The Aviation Supply Chain and Government and Defense Services segments reported margin declines due to product mix and lower margins on government programs.

Selling, general and administrative expenses as a percentage of sales were 9.7% for the first quarter compared to 8.9% last year which benefited from the aircraft sales. Interest expense increased $3.1 million primarily due to the 7.25% Senior Notes issued in January 2012 to fund the recent acquisitions.

During the quarter, the Company generated $33 million in cash flow from operations and had capital expenditures of $11 million. The Company purchased 475,000 of its shares on the open market under its share repurchase program for $6.1 million (average acquisition price of $12.84 per share) and declared and paid dividends of $3.0 million. The Company also repurchased $13 million face value of its convertible bonds at an effective yield to maturity of 4%. The convertible bond repurchases reduced the fully diluted share count by 258,000 shares in the first quarter.

Storch concluded, “Based on the results of the first quarter and our current view of the markets we serve, we are updating our annual guidance to a range of $1.60 to $1.70 from our previous guidance of $1.55 to $1.65.”

AAR is a leading provider of products and value-added services to the worldwide aerospace and government and defense industries. With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems; and Government and Defense Services. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 7:30 a.m. CDT on September 20, 2012. The conference call can be accessed by calling 866-793-1341 from inside the U.S. or 703-639-1312 from outside the U.S.  A replay of the conference call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1590639). The replay will be available from 11:30 a.m. CDT on September 20, 2012, until 11:59 p.m. CDT on September 27, 2012.

Contact: Rick Poulton, Vice President, Chief Financial Officer | (630) 227-2075 | rick.poulton@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2012. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Income

(In millions except per share data - unaudited)

	Three Months Ended August 31,
	2012	2011

Sales	$550.5	$485.5
Cost and expenses:
Cost of sales	460.2	409.8
Selling, general and administrative	53.3	43.1

Earnings from aircraft joint ventures	1.4	0.2

Operating income	38.4	32.8

Loss on extinguishment of debt	(0.2)	—

Interest expense	(10.6)	(7.5)
Interest income	0.4	0.1

Income before income taxes	28.0	25.4
Income tax expense	9.7	8.8
Net income attributable to AAR and noncontrolling interest	18.3	16.6
Income attributable to noncontrolling interest	(0.1)	—
Net income attributable to AAR	$18.2	$16.6

Earnings per share — Basic	$0.46	$0.41

Earnings per share — Diluted	$0.45	$0.41

Share Data:

Average shares outstanding — Basic	38.5	38.9
Average shares outstanding — Diluted	41.7	43.3

AAR CORP. and Subsidiaries

Consolidated Balance Sheet Highlights

(In millions except per share data- unaudited)

	August 31, 2012	May 31, 2012

Cash and cash equivalents	$67.7	$67.7
Current assets	1,033.6	1,063.3
Current liabilities (excluding debt accounts)	308.4	350.4
Net property, plant and equipment	374.3	382.9
Total assets	2,170.3	2,195.7
Total debt	787.6	792.2
Stockholders’ equity	882.1	866.0
Book value per share	$22.08	$21.50
Shares outstanding	40.0	40.3

Sales By Business Segment

(In millions - unaudited)

	Three Months Ended August 31,
	2012	2011
Aviation Supply Chain	$148.7	$161.1
Government and Defense Services	150.6	150.0
Maintenance, Repair & Overhaul	105.5	93.2
Structures and Systems	145.7	81.2
	$550.5	$485.5

Gross Profit by Business Segment

(In millions- unaudited)

	Three Months Ended August 31,
	2012	2011
Aviation Supply Chain	$23.7	$26.2
Government and Defense Services	25.9	27.4
Maintenance, Repair & Overhaul	13.0	10.2
Structures and Systems	27.7	11.9
	$90.3	$75.7

Diluted Earnings Per Share Calculation

(In millions except per share data- unaudited)

	Three Months Ended August 31,
	2012	2011

Net income attributable to AAR	$18.2	$16.6
Add: After-tax interest on convertible debt	1.2	1.5
Less: Income attributable to participating shares	(0.6)	(0.5)
Net income for diluted EPS calculation	$18.8	$17.6

Diluted shares outstanding	41.7	43.3

Diluted earnings per share	$0.45	$0.41